                                 [LOGO] NET.COM

                        6900 PASEO PADRE PARKWAY FREMONT,
                              CALIFORNIA 94555-3660

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 AUGUST 13, 2002



TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Network Equipment Technologies, Inc., doing business as net.com (hereinafter "net.com" or the "Company"), a Delaware corporation, will be held on Tuesday, August 13, 2002, at 10:00 a.m., local time, at the principal offices of net.com, 6900 Paseo Padre Parkway, Fremont, California, for the following purposes:

     1. To elect C. Nicholas Keating, Jr. and Thomas Rambold as Class III Directors to serve for the term specified in the accompanying Proxy Statement and until their successors are elected and qualified.

     2. To approve an amendment to the Company's 1998 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder by 1,000,000 shares, from 1,600,000 shares to 2,600,000 shares.

     3. To ratify the appointment of Deloitte & Touche LLP as independent public accountants of net.com for the fiscal year ending March 28, 2003.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on June 21, 2002 are entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment of the Annual Meeting.

                                   By order of the Board of Directors,



                                   HUBERT A.J. WHYTE
                                   President and Chief Executive Officer

Fremont, California
July 8, 2002


     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE, SIGN, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR VOTE VIA TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

                                 [LOGO] NET.COM

                            6900 PASEO PADRE PARKWAY
                         FREMONT, CALIFORNIA 94555-3660


                                 PROXY STATEMENT


                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                                 AUGUST 13, 2002


     The enclosed Proxy is solicited by the Board of Directors of Network Equipment Technologies, Inc., doing business as net.com (hereinafter "net.com" or the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on August 13, 2002 (the "Annual Meeting"), at the principal offices of net.com located at 6900 Paseo Padre Parkway, Fremont, California 94555-3660 and at any postponement or adjournment of this Annual Meeting. Stockholders of record on June 21, 2002 will be entitled to notice of and to vote at the Annual Meeting.

     net.com intends to mail this Proxy Statement and accompanying Proxy Card (the "Proxy"), together with the Annual Report to stockholders, on approximately July 12, 2002. On June 21, 2002, there were outstanding and entitled to vote 22,335,927 shares of the Common Stock of net.com ("Common Stock").

VOTING

     By properly marking, dating, signing and returning the enclosed Proxy Card, the shares represented on the card will be voted at the Annual Meeting in accordance with the instructions of the stockholder. Each stockholder is entitled to one (1) vote for each share of Common Stock held by such stockholder. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Annual Meeting. The vote required for the election of directors is described below. Approval of an amendment to the 1998 Employee Stock Purchase Plan and ratification of the appointment of the independent auditor for the Company will require the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and voting at the Annual Meeting. For this proposal, abstentions by stockholders are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether that matter has been approved by stockholders.

     Instead of submitting a signed Proxy Card, stockholders may submit their proxies by telephone or through the Internet using the control number and instructions accompanying the Proxy Card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the Proxy Card. These procedures may also be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

     Any person giving a Proxy has the power to revoke it at any time before its exercise at the Annual Meeting by delivering to the Secretary of net.com at 6900 Paseo Padre Parkway, Fremont, California 94555-3660, a written revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION

     net.com will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional solicitation materials furnished to stockholders. net.com does not presently intend to solicit Proxies other than by mail. net.com reserves the right to have an outside solicitor conduct the solicitation of Proxies and to pay the solicitor for its services.

--------------------------------------------------------------------------------

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

--------------------------------------------------------------------------------

ELECTION OF DIRECTORS

     The Certificate of Incorporation of net.com provides for a classified Board of Directors (the "Board"). The Board is divided into three classes, designated as Class I, Class II and Class III. The respective current terms for each of these three classes expire at the 2003, 2004 and 2002 Annual Meetings of Stockholders. Under the Bylaws of net.com, the Board may consist of between five and eight Directors, the exact number of Directors to be determined by the Board within the specified limits. The number of Directors is currently set at seven.

     The nominees for Class III Directors are C. Nicholas Keating, Jr. and Thomas Rambold. They have agreed to serve if elected, and management has no reason to believe that Messrs. Keating and Rambold will be unable to serve. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for Messrs. Keating and Rambold. If any nominee is unwilling or unable to serve as a director, Proxies may be voted for a substitute designated by the present Board of Directors. The two candidates receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting will be elected Class III Directors of net.com. The recipients of the highest number of the votes in favor of their election will hold office until the Annual Meeting of Stockholders in the year 2005 and until a successor, if any, is elected or appointed, or until death, resignation or removal.

DIRECTORS

     Set forth below is information regarding the Directors of net.com, including nominees for Director Messrs. Keating and Rambold.

                                                            CLASS AND
                                              DIRECTOR      YEAR CURRENT
NAME OF NOMINEE                   AGE         SINCE         TERM EXPIRES
---------------                   ---         -----         ------------

C. Nicholas Keating, Jr. .......  60          2002          Class III - 2002*
Thomas Rambold .................  55          2001          Class III - 2002*



NAME OF INCUMBENT
-----------------

Dixon R. Doll ..................  59          1984          Class II-2004
David R. Laube .................  54          2001          Class I - 2003
Peter Sommerer .................  53          2000          Class II-2004
Hubert A. J. Whyte .............  51          1999          Class I - 2003
Hans A. Wolf ...................  74          1992          Class II-2004

-------------------------------
* Upon re-election, their terms will expire in 2005.

     DIXON R. DOLL has been a Director of net.com since April 1984. In December 1996, he founded Doll Capital Management, a private venture capital firm that invests in entrepreneurial companies in the information technology and communications markets, where he serves as Managing General Partner. From September 1994 to December 1996, Dr. Doll was actively engaged in venture capital activities as a private investor. From September 1985 to September 1994, Dr. Doll was a partner of Accel Partners, a private venture capital firm. Dr. Doll holds a Bachelor of Science degree in electrical engineering from Kansas State University and Master of Science and Ph.D. degrees in electrical engineering from the University of Michigan. Dr. Doll is also a Director of Zamba, Inc., a public company, and of several privately held companies.

     C. NICHOLAS KEATING, JR. has been a Director of the Company since November 2001. He was appointed President and CEO of IP Infusion Inc. in October 2000. In 1999 Mr. Keating became President and CEO of US Search.com, a web-based provider of on-line information services to corporate and professional users. From 1993 - 1998, Mr. Keating was an advisor to a number of worldwide organizations, including Integrated Telecom Technologies and Lucent Technologies. From 1987 to 1993, Mr. Keating was a Vice President and corporate officer of Network Equipment Technologies, Inc. Mr. Keating serves on the Board of Directors of Foundry Networks and is a Trustee of the Asian Art Museum of San Francisco. He received his BA and MA from American University and was a Fulbright scholar.

     DAVID R. LAUBE has been a Director of net.com since April 2001. He is currently executive in residence for the school of business at the University of Colorado-Denver. He is also active in consulting in the fields of telecommunications and information technology. Prior to July 2000, Mr. Laube spent 17 years as a senior executive at U S WEST. Over his last five years at U S WEST, Mr. Laube was the Vice President and Chief Information Officer, leading the largest Information Technologies organization in Colorado. Mr. Laube is a Phi Beta Kappa graduate of the University of Washington with a Bachelor of Arts in finance and holds an MBA from the Wharton School of Business at the University of Pennsylvania. He also serves on the Board of Directors of Carrier Access Corporation.

     THOMAS RAMBOLD has been a Director of net.com since April 2001. In November 2000, he founded and is currently the CEO of DESS Consulting, a Munich, Germany company which provides consulting services for startup companies in North America, Europe and Asia and for service providers in all global regions. DESS is heavily involved in the restructuring of companies, sales channels and businesses. From 1979 until November 2000, Mr. Rambold held several senior management positions with Siemens AG, most recently as Chief Technology Officer for Information & Communication Networks. He also served as Head of the Broadband Networks Business Unit from 1995 to 1999. Mr. Rambold headed the Data/IP business unit globally from 1998 to 1999 and had the responsibility for architecting Unisphere. Mr. Rambold is a summa cum laude graduate of the Technical University at Munich with a Master's degree in electrical engineering. He is a member of the Board of Directors of several privately held companies in North America and Europe.

     PETER SOMMERER has served as a Director of net.com since April 2000. He is the founder and currently the Chairman of Goodcontacts, an internet-based contact management service based in Ontario, Canada. From 1998 to 2000, Mr. Sommerer was Chairman of Coventus, an internet-based service for business travelers, also based in Ontario, Canada. Coventus ceased operations in 2001. Mr. Sommerer founded Vienna Systems, a leading vendor of voice-over-IP products, and served as Chairman from 1995 to 1998. Vienna Systems was acquired by Nokia in 1998. In the early 1990's Mr. Sommerer was Vice Chairman, President and Chief Operating Officer of Newbridge Networks Corporation, now part of Alcatel. Prior to Newbridge, Mr. Sommerer served in a number of technical, administrative and general management roles at Mitel Corporation and ITT Austria, now also part of Alcatel. Mr. Sommerer currently serves on the Board of Directors of Nuvo Networks and Mobile Knowledge Corp. and several privately held companies.

     HUBERT A.J. WHYTE has served as a Director of net.com since June 1, 1999, when he joined net.com as its President and Chief Executive Officer. From 1994 until he joined net.com, Mr. Whyte served as President and CEO of Advanced Computer Communications ("ACC"). Prior to joining ACC, Mr. Whyte served as Vice President and General Manager of the Access Products unit of Newbridge Networks Corporation. Earlier in his career, Mr. Whyte gained industry experience with British Telecom, Ericsson, Shell Oil, Business Intelligence Services, Mitel and Siemens.

     HANS A. WOLF has served as a Director of net.com since August 1992. On December 31, 1992 Mr. Wolf retired as Vice Chairman of the Board of Syntex Corporation, a worldwide pharmaceutical company, and later in December 1993 he retired from the Syntex Board of Directors. He headed several of Syntex's business units and served as Chief Administrative Officer from 1975 until his retirement. Previously, Mr. Wolf spent 20 years at Texas Instruments where he held a number of positions, including Vice President and Treasurer. Mr. Wolf is Chairman of the Board of Tab Products Co., which is a public company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

STOCK OWNERSHIP OF FIVE PERCENT STOCKHOLDERS, DIRECTORS, AND EXECUTIVE OFFICERS

     The following table sets forth certain information as of June 30, 2002 (except as otherwise noted), regarding ownership of net.com's Common Stock by
(i) each person known by net.com to be the beneficial owner of five percent (5%) or more of net.com's Common Stock, (ii) each Director and nominee, (iii) each current Executive Officer of net.com who is also named in the Summary Compensation Table ("Named Executive Officer"), and (iv) Directors of net.com as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the table, the address of each individual listed in the table is net.com, 6900 Paseo Padre Parkway, Fremont, CA 94555-3660.


 FIVE PERCENT (5%) STOCKHOLDERS,                                                       APPROXIMATE
  DIRECTORS, NAMED EXECUTIVE                                                          PERCENTAGE OF
  OFFICERS, AND ALL DIRECTORS                            NUMBER OF                     OUTSTANDING
AND EXECUTIVE OFFICERS AS A GROUP                         SHARES                          SHARES
---------------------------------                         ------                          ------
State of Wisconsin Investment Board (1) ..............    3,081,500                       13.8%
P. O. Box 7842
Madison, WI 53707

John K. Nelson (2) ...................................    1,949,975                       8.7
3000 Sand Hill Road, #2-245
Menlo Park, CA 94025

Dimensional Fund Advisors, Inc. (3) ..................    1,833,850                       8.2
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

R. Eliot King & Associates Incorporated (4) ..........    1,734,650                       8.0
3000 Sand Hill Road, #2-245
Menlo Park, CA 94025

Wellington Management Company, LLP (5) ...............    1,570,000                       7.0
75 State Street
Boston, MA 02109

Royce & Associates, Inc. (6) .........................    1,134,200                       5.1
1414 Avenue of the Americas
New York, NY 10019

Joseph L. Harrosh (7) ................................    1,128,300                       5.1
40900 Grimmer Blvd.
Fremont, CA 94538

John Batty (8) .......................................      145,715                       *

Dixon R. Doll (9) ....................................      221,458                       1.0

C. Nicholas Keating, Jr. (10) ........................          250                       *

Hans Kramer (11) .....................................      116,208                       *

Gary L. Lau (12) .....................................       28,818                       *

David R. Laube (13) ..................................       16,333                       *

Thomas Rambold (14) ..................................        3,444                       *

Andrew G. Sceats (15) ................................       62,103                       *

Peter Sommerer (16) ..................................       12,664                       *

Hubert A.J. Whyte (17) ...............................      494,444                       2.2

Hans A. Wolf (18) ....................................      114,163                       *

All Executive Officers and Directors as a group as of
June 30, 2002 (eleven persons) (19) ..................    1,215,600                       5.4%

* Represents less than 1% of the outstanding shares.
-------------------------------------

(1) This information was acquired from publicly available information filed with the Securities and Exchange Commission ("SEC") as of February 15, 2002. Based on this filing, net.com believes that the State of Wisconsin Investment Board has sole voting and sole dispositive power as to all of the shares.

(2) This information was acquired from publicly available information filed with the SEC as of January 11, 2002. Based on this filing, net.com believes that Mr. John K. Nelson has sole voting and dispositive power as to 215,325 of such shares, shared voting power as to 1,291,150 of such shares and shared dispositive power as to 1,734,650 of such shares.

(3) This information was acquired from publicly available information filed with the SEC as of February 12, 2002. Based on this filing, net.com believes that Dimensional Fund Advisors, Inc. has sole voting and sole dispositive power with respect to all of the shares shown opposite its name.

(4) This information was acquired from publicly available information filed with the SEC as of January 11, 2002. Based on this filing, net.com believes that R. Eliot King & Associates has shared voting power as to 1,291,150 of such shares and shared dispositive power as to 1,734,650 of such shares.

(5) This information was acquired from publicly available information filed with the SEC as of February 12, 2002. Based on this filing, net.com believes that Wellington Management Company, LLP has shared voting power with respect to 450,000 of such shares and shared dispositive power as to all of such shares.

(6) This information was acquired from publicly available information filed with the SEC as of February 11, 2002. Based on this filing, net.com believes that Royce & Associates, Inc. has sole voting and sole dispositive power with respect to all of the shares shown opposite its name.

(7) This information was acquired from publicly available information filed with the SEC as of January 2, 2002. Based on this filing, net.com believes that Joseph L. Harrosh has sole voting and sole dispositive power with respect to all of the shares shown opposite his name.

(8) Includes 135,124 shares issuable within 60 days of June 30, 2002, upon exercise of outstanding options.

(9) Includes 4,800 shares owned by International Synergies, Ltd., a corporation in which Dr. Doll has a beneficial interest. Also includes 129,661shares issuable within 60 days of June 30, 2002, upon exercise of outstanding options.

(10) Consists of 250 shares issuable within 60 days of June 30, 2002, upon exercise of outstanding options.

(11) Includes 107,818 shares issuable within 60 days of June 30, 2002, upon exercise of outstanding options.

(12) Consists of 28,818 shares issuable within 60 days of June 30, 2002, upon exercise of outstanding options.

(13) Includes 6,333 shares issuable within 60 days of June 30, 2002, upon exercise of outstanding options.

(14) Consists of 3,444 shares issuable within 60 days of June 30, 2002, upon exercise of outstanding options.

(15) Consists of 62,103 shares issuable within 60 days of June 30, 2002, upon exercise of outstanding options.

(16) Consists of 12,664 shares issuable within 60 days of June 30, 2002, upon exercise of outstanding options.

(17) Includes 464,916 shares issuable within 60 days of June 30, 2002, upon exercise of outstanding options.

(18) Includes 113,663 shares issuable within 60 days of June 30, 2002, upon exercise of outstanding options.

(19) See notes Includes 1,064,794 shares issuable within 60 days of June 30, 2002, (8) through (18) above. upon exercise of outstanding options.

BOARD COMMITTEES AND MEETINGS

     There are currently two committees of the Board: the Audit Committee and the Compensation Committee ("Committees" or "Committee"). The Company does not have a Nominating Committee. Compensation is paid and stock options are granted to members of the Audit and Compensation Committees, all of whom are non-employee Board members. Audit Committee members are Messrs. Doll, Keating, Laube, Sommerer and Wolf. Compensation Committee members are Messrs. Doll, Laube, Rambold and Wolf.

     The Audit Committee assists the Board of Directors of net.com in fulfilling its responsibility for the safeguarding of the Company's assets and oversight of
(i) the quality and integrity of the accounting, auditing and reporting practices of net.com, and the system of controls relating to these areas, (ii) net.com's compliance with legal and regulatory requirements, and (iii) the independence and performance of net.com's external auditors. The functions of the Compensation Committee include reviewing and approving the Company's compensation goals and objectives and the level of compensation of the executive officers of the Company, administering net.com's stock plans and variable compensation programs, and making recommendations to the Board concerning the compensation of non-employee Directors of the Company.

     During the fiscal year ended March 29, 2002 ("Fiscal Year 2002"), the Board of Directors held five meetings, the Audit Committee held four meetings, and the Compensation Committee held four meetings. Each Director attended 75% or more of the aggregated total number of meetings of the Board of Directors and the aggregated total number of meetings of the Committees on which he served during the fiscal year. There are no family relationships among executive officers and/or Directors of net.com.

DIRECTOR COMPENSATION

     Each non-employee Board member receives $18,000 per year as compensation for his annual Board service. In addition, each non-employee Board member receives $1,000 for attendance at each meeting of the Board and $1,000 for attendance at a meeting of any standing Committee of the Board for which compensation is paid and on which the Director serves. Committee chairmen receive a total fee of $2,000 for attending a meeting of their Committee. The Chairman of the Board receives $1,000 per Board meeting attended and $3,000 per month for services rendered. Non-employee Board members are eligible for reimbursement of expenses for attending Board of Directors meetings or for attending any Committee meetings.

     Non-employee Directors are eligible to participate in the Automatic Option Grant Program ("Automatic Grant Program" or "Program") of the 1993 Stock Option Plan (the "1993 Plan"). This Program authorizes the granting of options to non-employee members of the Board. At each Annual Meeting, each non-employee Board member who is at the time standing for re-election is automatically granted an option to purchase 12,000 shares of Common Stock. Each non-employee Board member who is first elected or appointed other than on the date of an Annual Meeting is granted an option to purchase shares of Common Stock ("share options") in an amount prorated based on months of service. Each non-employee Board member who serves on the Audit or Compensation Committee is automatically granted options to purchase 4,000 shares annually for each Committee on which he serves. An additional annual grant of options to purchase 4,000 shares is made to the Chairman of the Audit and of the Compensation Committees. A prorated number of shares is awarded to each non-employee Board member who is first appointed to either the Audit or Compensation Committee or as Chairman of either of these Committees other than on the date of an Annual Meeting.

     From time to time, Directors who are not employees of the Company have received grants of options to purchase shares of Common Stock. During Fiscal Year 2002, each Director received options to purchase shares of Common Stock pursuant to the 1993 Plan, as follows: In August 2001 Mr. Doll received options to purchase 24,000 shares of Common Stock; in April 2001 Mr. Laube received an option to purchase 9,334 shares of Common Stock, and in August 2001 he received options to purchase 17,334 shares of Common Stock; in April 2001 Mr. Rambold received an option to purchase 5,334 shares of Common Stock, and in August 2001 he received an option to purchase 4,000 shares of Common Stock; in August 2001 Mr. Sommerer received options to purchase 20,000 shares of Common Stock; and in August 2001 Mr. Wolf received options to purchase 24,000 shares of Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     With the exception of Mr. Keating, no member of our Compensation Committee was at any time during Fiscal Year 2002, or any other time, an officer or employee of the Company. Mr. Keating served as an officer of the Company from 1987 to 1993, and served as a member of the Compensation Committee from January 15, 2002 until June 28, 2002. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

--------------------------------------------------------------------------------

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

--------------------------------------------------------------------------------

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth the compensation earned by net.com's Chief Executive Officer and each of net.com's four other most highly compensated executive officers during Fiscal Year 2002 (the "Named Executive Officers"), all of whom were employed with net.com on March 29, 2002, for services rendered in all capacities to net.com for each of the last three (3) fiscal years.


                                        SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                        ---------
                                        ANNUAL COMPENSATION                            COMPENSATION
                                        -------------------                            ------------

                                                                                        SECURITIES
NAME AND                       FISCAL                                 OTHER ANNUAL      UNDERLYING      ALL OTHER
PRINCIPAL POSITION             YEAR     SALARY ($)(1)      BONUS ($)  COMPENSATION ($)  OPTIONS (#)  COMPENSATION(2)
------------------             ----     -------------      ---------  ----------------  -----------  ---------------
Hubert A.J. Whyte              2002        $400,000        $  4,333     $    6,000            500        $    262
President and Chief            2001         400,000         211,368          6,811              0         156,529
Executive Officer              2000         337,906          55,667              0        600,000          57,275

John C. Batty                  2002         280,962               0          4,800         50,500           1,500
Senior Vice President,         2001         235,000          63,345          6,400         50,000           1,500
Chief Operating Officer, and   2000          73,558         116,250              0        150,000               0
Corporate Secretary

Hans Kramer,                   2002         210,000           2,000          5,330         25,500           1,500
Vice President, Engineering &  2001         211,692         120,072         11,260         40,000           1,500
Product Development            2000         179,104          50,000              0         72,750           1,500


Gary L. Lau                    2002         171,788         150,000        204,532(4)      63,710           1,500
Senior Vice President,         2001              --              --             --             --              --
Federal & Enterprise Sales (3) 2000              --              --             --             --              --

Andrew G. Sceats               2002         232,115               0        132,340(5)      25,500           1,500
Senior Vice President,         2001         185,880          64,405         58,358         55,000          13,737
Worldwide Sales                2000              --              --             --             --              --

--------------------------------------

(1) The amounts reported include amounts deferred pursuant to net.com's 401-K Plan.

(2) The amounts reported include net.com's contributions to the Company's 401-K Plan on behalf of each Named Executive Officer.

(3)  Mr. Lau was elected as an executive officer effective March 25, 2002.

(4) The amount reported includes $199,732 of commission income earned in Fiscal Year 2002.

(5) The amount reported includes $66,740 of commission income earned in Fiscal Year 2002 and $60,000 of rent paid by net.com for the benefit of Mr. Sceats.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR


     The following table shows all grants of options to the Named Executive Officers in Fiscal Year 2002 under the 1993 Stock Option Plan. The percentage of options is based on an aggregate of 2,101,111 options granted by the Company during Fiscal Year 2002 to the Company's employees, including the Named Executive Officers. Pursuant to SEC rules, the table also shows the potentially realizable dollar value of options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. The table also indicates that if the stock price does not appreciate, there will be no increase in the potential realizable value of the options granted.


                            INDIVIDUAL GRANTS
--------------------------------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                                                                   AT ASSUMED ANNUAL RATES
                             NUMBER OF     PERCENT OF                              OF STOCK PRICE
                            SECURITIES    TOTAL OPTIONS    EXERCISE                APPRECIATION FOR OPTION
                            UNDERLYING     GRANTED TO       OR BASE                           TERM
                              OPTIONS     EMPLOYEES IN       PRICE   EXPIRATION -----------------------------
NAME                          GRANTED     FISCAL YEAR      ($/SHARE)     DATE        5%               10%
--------------------------------------------------------------------------------------------------------------
Hubert A.J.
Whyte                             500         0.0238         $3.52    4/17/2011     $1,107           $2,805

John C.
Batty                          30,000         1.4278         $3.52    4/17/2011    $66,411         $168,299
                                  500         0.0238         $3.52    4/17/2011     $1,107           $2,805
                               20,000         0.9519         $3.57    7/31/2011    $44,903         $113,793
Hans
Kramer                         25,000         1.1898         $3.52    4/17/2011    $55,343         $140,249
                                  500         0.0238         $3.52    4/17/2011     $1,107           $2,805

Gary L. Lau                    38,210         1.8186         $5.30    1/15/2012   $127,359         $322,754
                                  500         0.0238         $3.52    4/17/2011     $1,107           $2,805
                               25,000         1.1898         $3.52    4/17/2011    $55,343         $140,249

Andrew G.
Sceats                         25,000         1.1898         $3.52    4/17/2011    $55,343         $140,249
                                  500         0.0238         $3.52    4/17/2011     $1,107           $2,805


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


     The following table sets forth information concerning the exercise of options during Fiscal Year 2002 and unexercised options held as of the end of such year by the Named Executive Officers. The value realized is based on the fair market value of the underlying securities as of the date of exercise, minus the per share exercise price, multiplied by the number of shares underlying the option. The value of unexercised in-the-money options are based on a value of $5.15 per share, the last reported sale price of the Company's Common Stock on the New York Stock Exchange on March 29, 2002, minus the per share exercise price, multiplied by the number of shares underlying the option.

                                               NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                              UNDERLYING UNEXERCISED                IN-THE-MONEY
                              SHARES           OPTIONS AT FY-END (#)           OPTIONS AT FY-END ($)
                             EXERCISED     --------------------------------------------------------------
NAME                      NUMBER    VALUE   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                     --------  ------- -------------  ---------------  -------------  ---------------
Hubert A. J. Whyte           0        $0      402,083          198,417          $0                $815
John C. Batty                0        $0       98,958          151,542          $0             $81,315
Hans Kramer                  0        $0       87,687           80,163          $0             $41,565
Gary L. Lau                  0        $0       17,007           80,916          $0             $41,565
Andrew G. Sceats             0        $0       43,958           81,542          $0             $41,565

EQUITY COMPENSATION PLAN INFORMATION
------------------------------------

The following table sets forth information as of March 29, 2002 with respect to the plans under which the Company's Common Stock is authorized for issuance. The table does not include stock which may be issuable under the proposed amendment to the Company's 1998 Plan.

------------------------------- ---------------------------- --------------------------- ---------------------------
                                 (a)                          (b)                         (c)
------------------------------- ---------------------------- --------------------------- ---------------------------
PLAN CATEGORY                    NUMBER OF SECURITIES TO      WEIGHTED-AVERAGE            NUMBER OF SECURITIES
                                 BE ISSUED UPON EXERCISE      EXERCISE PRICE OF           REMAINING AVAILABLE FOR
                                 OF OUTSTANDING OPTIONS,      OUTSTANDING OPTIONS,        FUTURE ISSUANCE UNDER
                                 WARRANTS AND RIGHTS          WARRANTS AND RIGHTS         EQUITY COMPENSATION
                                                                                          PLANS (EXCLUDING
                                                                                          SECURITIES REFLECTED IN
                                                                                          COLUMN (A))
------------------------------- ---------------------------- --------------------------- ---------------------------
Equity compensation plans
approved by security                    2,770,821                    $9.2614(2)                  2,998,580
holders(1)
------------------------------- ---------------------------- --------------------------- ---------------------------
Equity compensation plans
not approved by security                3,988,634                    $7.3783                     469,626
holders(3)
------------------------------- ---------------------------- --------------------------- ---------------------------
Total                                   6,759,455                    $8.1496(2)                  3,468,206
------------------------------- ---------------------------- --------------------------- ---------------------------

(1) Includes the 1983 Stock Option Plan, as amended, the 1993 Stock Option Plan, as amended, and the 1998 Employee Stock Purchase Plan (not including the 1,000,000 shares for which stockholder approval is being sought at this Annual Meeting).

(2) Does not reflect any shares outstanding from the 1998 Employee Stock Purchase Plan.

(3)  Includes the Amended and Restated 1997 Stock Option Program.

The material terms of all of the Company's plans are described, in accordance with the requirements of the Statement of Financial Accounting Standards No. 123, in a footnote to the Company's financial statements which appears in Note 8: "Capital Stock" of the Company's Form 10-K filed on June 14, 2002. This information is incorporated herein by reference.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors of the Company serves as the representative of the Board of Directors for general oversight of the Company's financial accounting and reporting process, system of internal controls, audit process, and process for monitoring compliance with laws and regulations. Each of the members of the Audit Committee is independent, as defined under the listing standards of the New York Stock Exchange. The Committee operates under a written charter prepared by the Audit Committee and adopted by the Board of Directors. Management of the Company has primary responsibility for preparing the Company's financial statements and for the Company's financial reporting process. The Company's independent auditors, Deloitte & Touche LLP, are responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements to accounting principles generally accepted in the U.S.

     In this context and in connection with the audited consolidated financial statements contained in the Company's Annual Report on Form 10-K, the Audit
Committee:

o reviewed the audited consolidated financial statements with the Company's management;
o discussed with Deloitte & Touche LLP, the Company's independent auditors, certain matters related to the conduct of the audit, as required by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other things, (i) methods used to account for significant unusual transactions; (ii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the accountants' conclusions regarding the reasonableness of those estimates; and (iv) disagreements, if any, with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements;
o met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting;
o reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standard Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors their independence from the Company, and concluded that the non-audit services performed by Deloitte & Touche LLP are compatible with maintaining their independence;
o and instructed the independent auditors that the Audit Committee expects to be advised if there are any subjects that require special attention.

     Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for Fiscal Year 2002 be included in the Company's Annual Report on Form 10-K for the year ended March 29, 2002, for filing with the SEC, and the Board of Directors approved such inclusion. Based on the Audit Committee's recommendation, the Board has also selected, subject to stockholder approval, Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 28, 2003.

                                   Audit Committee Members

                                   Dixon R. Doll
                                   C. Nicholas Keating, Jr.
                                   David R. Laube
                                   Peter Sommerer
                                   Hans A. Wolf


RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Deloitte & Touche LLP and its predecessors have acted as the Company's independent auditors since the Company's inception. In accordance with standard policy, Deloitte & Touche LLP periodically changes the individuals who are responsible for the Company's audit.

     Following are the aggregate fees billed to the Company for Fiscal Year 2002 by the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche"), which includes Deloitte Consulting:

Audit Fees  ....................................................... $320,000 (a)
All Other Fees..................................................... $ 77,000 (b)

(a) Includes fees for consents and comfort letters and fees for the audits of the Company's employee benefit plans.

(b) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.


                      REPORT OF THE COMPENSATION COMMITTEE

INTRODUCTION

     net.com's compensation programs are administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee approves all compensation, including stock options, for all executive officers, including the Chief Executive Officer (the "CEO"). It administers all net.com stock option plans and approves all variable, incentive or other such compensation programs. The Committee is composed entirely of outside directors. No member of the Compensation Committee has ever served as an executive officer of net.com, except for Mr. Keating, who served as a corporate officer of the Company from 1987 to 1993.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Committee operates under a compensation philosophy designed to attract and retain qualified executive officers and other key employees critical to net.com's success. Part of the Committee's philosophy is to reward performance. The Committee also considers the competitive environment for executive and other employees. Incentive and other compensation programs for all employees are performance-based with a focus on both individual and company performance. For executive officers, incentive cash compensation amounts are more heavily dependent on Company achievements than on individual performance and require the Company to achieve designated financial targets.

     With the philosophy as a guide, net.com's executive compensation programs are designed to meet the following objectives:

     1. Compensation should aid in attracting and retaining executive officers with competitive total compensation packages that take into account compensation practices of competitive companies.

     2. Compensation should align the financial interests of executive officers with those of stockholders by providing equity-based, long-term incentives.

     3. Compensation should reflect corporate wide performance. Executive officers should have a substantial portion of their variable compensation be dependent upon company financial performance and meeting other key objectives for the success of net.com.

     4. Compensation should reflect individual performance. Those executive officers that meet identified goals and objectives and perform at a higher level will be rewarded accordingly. Executives who fail to meet identified goals and objectives will have that fact reflected in their compensation.

COMPENSATION FACTORS

     There are three components to net.com's executive officer compensation: 1) base salary; 2) incentive compensation; and 3) long-term equity-based incentives.

     In setting the compensation levels of the executive officers, including the CEO, the Committee works with net.com's Human Resources Department. Human Resources retains outside consultants to provide them with compensation surveys and other competitive data. Competitive data focuses on net.com's direct competitors as well as networking companies generally in the Silicon Valley where net.com is headquartered. In setting the compensation for other executive officers, the CEO makes recommendations to the Committee supported by competitive and other information provided by the Human Resources Department. The Committee makes all final decisions regarding executive compensation and acts in its sole discretion.

     1. BASE SALARY. Base salaries are evaluated annually for all executive officers, including the CEO. The level of base salary is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with the Company for business and executive talent, and the incentives necessary to attract and retain qualified management. The Company's performance does not play a significant role in the determination of base salary. During the Company's 2002 fiscal year, the Committee determined that the base salaries of several executive officers should be increased to reflect the competitive environment for similar executives. The base salary for executive officers is targeted at the sixtieth (60th) percentile of salaries for comparable positions in companies that compete with the Company for executive talent. The Committee believes that net.com's most direct competitors for executive talent are not necessarily the companies that net.com uses in a comparison for stockholder returns. As a result, the compensation comparison group is not the same as the industry group index in the Stock Performance Graph on page 14 of this Proxy Statement.

     2. INCENTIVE COMPENSATION. net.com's executive officers along with all employees are eligible to participate in the Company's incentive compensation program. Awards to executive officers are based upon a percentage of base salary and are determined by measuring the performance of the Company relative to certain goals for profitability and individual performance of certain key strategic objectives for the Company. Individual performance is measured against objectives established early in the fiscal year. These objectives are reviewed periodically throughout the fiscal year and may be modified or new objectives added if the CEO or the Committee determines that changes are in the best interest for achieving overall company objectives.

     Messrs. Lau and Sceats received commissions based on total sales derived under their supervision. These commissions typically represent a material part of their overall cash compensation package, and the Committee believes it is appropriate and comparable to those received by similarly situated sales officers of high technology companies of comparable size and market capitalization.

     3. LONG-TERM EQUITY BASED COMPENSATION. net.com's 1993 Stock Option Plan provides executive officers with incentives to maximize stockholder value and manage net.com from the viewpoint of our stockholders by providing an equity stake in the company. Awards under this plan can take the form of stock options, restricted stock or stock appreciation rights. No restricted stock or stock appreciation awards were made in Fiscal Year 2002.

     In determining the number of shares subject to the stock option grants to executive officers, as well as the vesting schedules of such options, the Committee considers various subjective factors primarily relating to the responsibilities of the individual officers, their expected future contributions, the number of shares owned by the officer which are not subject to vesting and the number of shares or options held by the officer which continue to be subject to vesting and the vesting schedules and exercise prices of such shares or options. In addition, the Committee examines the level of equity incentives held by each officer relative to the other officers' equity positions and their tenure, responsibilities, experience and value to the Company. The Committee has established general guidelines for making option grants to executive officers based upon the above factors, however, the Committee does not strictly adhere to these guidelines and may vary the size of the option grant made to an executive officer as circumstances warrant.

     During Fiscal Year 2002, the Committee granted options to Messrs. Batty, Kramer Lau, and Sceats. All options were granted with an exercise price equal to the market value on the grant date. The option grants will be of no value until:
1) the option vests; and 2) the market price for net.com Common Stock exceeds the market price on the grant date. Options are generally granted for a term of ten years and vest in periodic installments over a 4-year period contingent upon the executive officer's continued employment with net.com. The vesting period facilitates retention and the grant price aligns that portion of the executive's compensation with the return realized by stockholders. All of net.com's executive officers hold stock options.

CEO COMPENSATION

     Hubert A.J. Whyte became President, Chief Executive Officer and a Director of net.com on June 1, 1999. As described above for the Company's other executive officers, Mr. Whyte's base salary is based on a number of factors, including compensation levels at companies that compete with the Company for business and executive talent and the incentives necessary to attract and retain qualified management. Mr. Whyte's base salary for Fiscal Year 2002 was $400,000 per year. The Compensation Committee may adjust Mr. Whyte's salary in the future, based upon comparative salaries of chief executive officers in the Company's industry, and other factors that may include the financial performance of the Company and Mr. Whyte's success in meeting strategic goals. Mr. Whyte's Fiscal Year 2002 incentive compensation was based on the actual financial performance of the Company. The Company did not achieve designated corporate financial objectives despite making good progress against established strategic objectives. As a result, Mr. Whyte did not receive an incentive award for Fiscal Year 2002 in accordance with the formula for the incentive plan used for all executive officers.

INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code (the "Code") limits net.com to a deduction for federal income tax purposes of no more than $1 million of compensation paid to executive officers named in the Summary Compensation Table in a taxable year. Compensation above $1 million may be deducted if it is "performance based" within the meaning of the Code. The Committee currently believes that the Company should be able to manage its executive compensation program so as to preserve the related federal income tax deductions, although individual exceptions may occur.

                                Compensation Committee Members

                                 Dixon R. Doll, Chairman
                                 David R. Laube
                                 Thomas Rambold
                                 Hans A. Wolf

STOCK PERFORMANCE GRAPH

     The graph depicted below shows net.com's stock price as an index assuming $100 invested over the five year period beginning on March 31, 1997, along with the composite prices of companies listed in the S&P 500 Index and Nasdaq Telecommunications Index. All values assume reinvestment of the full amount of all dividends.


                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*


                              [PERFORMANCE GRAPH]



*$100 invested on 3/31/97 in stock or index-including reinvestment of dividends.
 Fiscal year ending March 31.

Copyright(C)2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

                                                    Cumulative Total Return
                                -------------------------------------------------------------------
                                    3/97        3/98        3/99       3/00         3/01       3/02
NETWORK EQUIP TECHNOLOGIES        100.00      120.37       66.20      74.07        31.48      38.15
S & P 500                         100.00      148.00      175.32     206.78       161.95     162.35
NASDAQ TELECOMMUNICATIONS         100.00      200.40      327.72     493.50       174.44      94.30

Copyright(C)2002 Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

     This section is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.


EMPLOYMENT CONTRACTS

     Each of net.com's executive officers, including Mr. Whyte, has an agreement ("Change of Control Agreement") with net.com that provides for immediate vesting of all the executive officer's outstanding stock options in the event of the termination of the executive officer's employment within one year after a Corporate Transaction or Change of Control as those terms are defined in net.com's 1993 Stock Option Plan. No other compensation is provided for under the terms of these agreements upon a Corporate Transaction or a Change of Control.

--------------------------------------------------------------------------------

       PROPOSAL NO. 2 - AMENDMENT TO THE 1998 EMPLOYEE STOCK PURCHASE PLAN

--------------------------------------------------------------------------------

     The Board of Directors believes that an employee stock purchase plan is crucial to the Company's ability to retain and recruit highly qualified employees. An employee stock purchase plan provides a significant incentive to all employees participating in the plan to perform their responsibilities in ways that increase return on equity to the Company's stockholders. Stock purchase plans also foster positive relations between the Company and its employees by assisting employees in acquiring Company Common Stock and helping provide for their future financial security. The Board of Directors is recommending for approval an Amendment to the 1998 Employee Stock Purchase Plan ("1998 Plan" or "Plan") to increase the number of shares available for issuance to employees under this Plan by 1,000,000 shares. The Amendment to the 1998 Plan was adopted by the Board of Directors on April 16, 2002 subject to stockholder approval at the Annual Meeting. As discussed in more detail below, the Board of Directors believes that the recruitment and retention of employees necessary for the Company's success will be undermined if employees were not able to participate in an employee stock purchase plan.

APPROVAL OF THE 1998 PLAN AMENDMENT

     In 1998, the stockholders approved the 1998 Plan as the successor to the Company's 1990 Employee Stock Purchase Plan (the "1990 Plan"). In 1999, the stockholders approved an amendment to the 1998 Plan to increase the number of shares available for issuance to employees under this Plan by 1,000,000 shares. The 1998 Plan provides that a total of 1,600,000 shares may be issued to employees who purchase the Company's Common Stock under the Plan. A total of 1,321,895 shares have been issued as of June 30, 2002 under the 1998 Plan. Due to the current low share price of the Company's Common Stock, employees have been purchasing, but not selling, shares under the 1998 Plan.

     At the current rate of purchases, the 1998 Plan will have issued all of its available shares by December 31, 2002. At that time, no more shares will be available for issuance to employees. All employee purchases of shares under the 1998 Plan will have to cease unless and until stockholder approval is obtained for the issuance of additional shares.

     Since employee stock purchase plans traditionally have a strong motivational impact upon employee participants, the Board of Directors feels actions regarding the 1998 Plan described in this Proposal will provide a significant incentive for employees to remain with the Company.

DESCRIPTION OF THE 1998 PLAN

     THE CURRENT TERMS AND PROVISIONS OF THE 1998 PLAN ARE SUMMARIZED BELOW. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE 1998 PLAN. COPIES OF THE ACTUAL 1998 PLAN DOCUMENT AND PROPOSED AMENDMENTS MAY BE OBTAINED BY ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT THE CORPORATE OFFICE IN FREMONT, CALIFORNIA.

     All employees, including Officers and Directors who are employees, regularly employed by the Company or its designated subsidiaries 20 or more hours per week and five or more months each year, are eligible to participate in the 1998 Plan. Participation begins as of the first enrollment date following employment. Notwithstanding employment, any person who holds 5% or more of the Common Stock of the Company or any of its subsidiaries is prohibited from participating in the 1998 Plan. Employees who participated in the 1990 Plan are eligible to participate in the 1998 Plan. Any eligible employee may enroll in the 1998 Plan on the enrollment dates established by the Plan administrator. Currently, the enrollment date for existing employees is the first trading day of May each year. For new employees, the enrollment dates are scheduled to be the first trading day of May, September or January each year, depending upon their hire date. As of June 30, 2002, approximately 427 employees of the Company were eligible to participate in the 1998 Plan, 235 of whom were participating.

     The 1998 Plan is administered by the Compensation Committee of the Board of Directors (the "Plan Committee"). The Plan Committee may amend or terminate the 1998 Plan at any time; however, stockholder approval is required for amendments which would increase the number of shares subject to the 1998 Plan. The Company must also solicit stockholder approval to the extent required by Section 423 of the Internal Revenue Code of 1986, as amended, or other applicable laws, rules or regulations, or if the Board determines stockholder approval is advisable.

     Common Stock that may be purchased under the 1998 Plan may be shares that the Company has either newly issued or reacquired. The 1998 Plan was originally allocated 600,000 shares for purchase by 1998 Plan participants. The Board of Directors and stockholders of the Company approved an amendment to the 1998 Plan to increase the shares allocated for purchase by 1,000,000 in 1999. After adoption of this Proposal No. 2, 2,600,000 shares will be allocated for purchase. No employee is permitted under the 1998 Plan to purchase Common Stock at a rate which exceeds the lesser of: (i) the rate set by the Plan Committee, or (ii) $25,000 of fair market value of Common Stock, determined as of the enrollment date. In the event that the Company's outstanding Common Stock is affected by reason of any stock dividend, stock split, combination of shares, recapitalization or other charge affecting the outstanding Common Stock as a class without receipt of consideration, to prevent dilution or enlargement of the rights of participants under the 1998 Plan, appropriate adjustments will be made to any or all of the following: the maximum number of shares issuable over the term of the Plan; the maximum number of shares which may be purchased by any one participant during a single purchase period or over the term of the Plan; the number of shares that may be purchased; and the price per share payable under all outstanding purchase rights.

     Participating employees may elect to make contributions to the 1998 Plan at a rate equal to any whole percentage, up to a maximum of 15% of the employee's gross pay per pay period. Gross pay includes an employee's regular base earnings but does not include: (i) overtime payments, bonuses, commissions, profit-sharing distributions or other incentive-type payments, and (ii) any contributions by the Company or its corporate affiliates for the employee's benefit under a health or welfare plan. The length of each offering period is established from time to time by the Plan Committee, but may not exceed 24 months. Each offering period will have three purchase periods of four months each. Current offerings are from May 1-April 30, with purchase periods April 30, August 31 and December 31. On the last trading day of each purchase period (or other purchase dates established by the Plan Committee pursuant to the 1998
Plan), the Company will apply the funds then in the employee's account to the purchase of shares. The cost for each share purchased is 85% of the lower of the closing price of the Common Stock on the purchase date or the first trading day in the enrollment period in which the purchase is made.

     A participant may elect to terminate contributions to the 1998 Plan at any time by giving written notice to the Company. Any such election will take effect on the soonest practicable payroll date following receipt of such notice by the Company, and the participant will be deemed to have withdrawn from the 1998 Plan immediately.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of U.S. federal income tax consequences that will generally arise with respect to the purchase of shares of our Common Stock made pursuant to the 1998 Plan and with respect to the sale of such shares.

     TAX CONSEQUENCES TO PARTICIPANTS. Amounts withheld from the compensation of participants in the 1998 Plan are taxable to the participants and subject to withholding. A participant will not recognize taxable income upon enrolling in the 1998 Plan or upon purchasing shares of our Common Stock under the 1998 Plan. Instead, if a participant sells shares of our Common Stock acquired pursuant to the 1998 Plan at a sale price that exceeds the purchase price of the shares, then the participant will recognize taxable income in an amount equal to the excess of the sale price over the purchase price of such shares. A portion of that taxable income will be ordinary income and a portion may be treated as a capital gain, depending in part on the timing of the sale.

     If a participant sells shares of our Common Stock purchased under the 1998 Plan more than one year after acquiring the shares and more than two years after the beginning of the applicable offering period, then the participant will be taxed as follows: If the sale price of the shares is higher than the price at which they were purchased, then the participant will recognize ordinary compensation income equal to the lesser of (i) 15 percent of the fair market value of the shares as of the beginning of the applicable offering period or
(ii) the excess of the sale price of such shares over their purchase price. Any further income is treated as a long-term capital gain. If the sale price of the shares is less than the price at which the participant purchased the shares, then the participant will recognize a long-term capital loss equal to the excess of the price at which the participant purchased the shares over their sale price.

     If a participant sells shares of our Common Stock purchased pursuant to the 1998 Plan within one year of acquiring such shares or within two years after the date on which the applicable offering period began (a "DISQUALIFYING DISPOSITION"), then the participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares on the date they were purchased over their purchase price. In addition, the participant will recognize a capital gain to the extent that the price of the shares is greater than their fair market value on the date of their purchase and a capital loss to the extent that the sales price of the shares is less than their fair market value on the purchase date. This capital gain or loss will be a long-term capital gain or loss if a participant has held such shares for more than one year prior to the date of their sale and will be a short-term capital gain or loss if a participant has held such shares for a shorter period.

     TAX CONSEQUENCES TO THE COMPANY. The offering of shares of our Common Stock under the 1998 Plan will have no tax consequences to our Company. Moreover, in general, neither the purchase nor the sale of shares of our Common Stock acquired pursuant to the 1998 Plan will have any tax consequences to our Company except that we will, subject to the other limitations imposed by the Internal Revenue Code, be entitled to a compensation expense deduction with respect to any ordinary income recognized by a participant upon making a Disqualifying Disposition.

     WITHHOLDING OF EMPLOYMENT TAXES ON PURCHASE OF SHARES. The Internal Revenue Service does not now require either withholding or income taxes to be paid at the time of the purchase of shares under an employee stock purchase plan. However, it has proposed regulations under which withholding of employment taxes, but not income taxes, will be required on the spread on exercise beginning January 1, 2003. While legislation has been proposed that would reverse this proposal, the budget cost of this legislation is high. If employment taxes are required to be withheld on purchase of shares under the 1998 Plan, the Company would arrange for the payment of this tax from compensation payable to the appropriate participants.

     The tax consequences to non-U.S. employees are governed by foreign law, which typically does not offer the same tax advantages as United States law.

1998 PLAN BENEFITS

     As of June 30, 2002, 1,321,895 shares have been issued under the 1998 Plan. The following table shows the number of shares issued under the 1998 Plan to the persons and the groups named below for Fiscal Year 2002 and the "Dollar Value" of those shares. The "Dollar Value" is the difference between the fair market value of the Common Stock on the dates of purchase and the participant's purchase price.

                                  PLAN BENEFITS
                                    1998 PLAN

                                                                   NUMBER OF
                                                                     SHARES       DOLLAR
                NAME AND POSITION                                    ISSUED       VALUE
                -----------------                                    ------       -----
Hubert A. J. Whyte, President and Chief Executive Officer            4,081        $0.6285
John C. Batty, Senior Vice President and Chief Operating Officer     4,081         0.6285
Hans Kramer, Vice President Engineering and Business Development     1,365          2.135
Hans Kramer, Vice President Engineering and Business Development     1,496           0.60

STOCKHOLDER VOTE

     The affirmative vote of a majority of the votes that could be cast by stockholders who are present or represented at the Annual Meeting is required to adopt the Amendment to the 1998 Plan increasing the number of shares available for issuance under the Plan by 1,000,000 shares for a total of 2,600,000 shares.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE PROPOSED AMENDMENT TO THE 1998 PLAN.

--------------------------------------------------------------------------------

         PROPOSAL NO. 3 - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

--------------------------------------------------------------------------------

     net.com is asking the stockholders to ratify the selection of Deloitte & Touche LLP as net.com's independent public accountants for the fiscal year ending March 28, 2003. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interest of net.com and its stockholders.

     Deloitte & Touche LLP has audited net.com's financial statements since inception. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS NET.COM'S INDEPENDENT ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 28, 2003.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Under the securities laws of the United States, net.com's Directors, executive officers and any persons holding more than 10% of net.com's Common Stock are required to report initial ownership of the Common Stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC and net.com is required to disclose in this Proxy Statement any failure to file by these dates. Based upon (i) the copies of
Section 16(a) reports which net.com received from such persons for their Fiscal Year 2002 transactions, and (ii) the written representations received from one or more of such persons, net.com believes that there has been compliance with all Section 16(a) filing requirements applicable to such officers, Directors and 10% beneficial owners for Fiscal Year 2002.

--------------------------------------------------------------------------------

                                   FORM 10-K

--------------------------------------------------------------------------------

THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 29, 2002, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES, AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO: CORPORATE RELATIONS, 6900 PASEO PADRE PARKWAY, FREMONT, CA 94555-3660.

--------------------------------------------------------------------------------

                 STOCKHOLDER PROPOSALS FOR 2002 PROXY STATEMENT

--------------------------------------------------------------------------------

     Proposals of stockholders that are intended to be presented at net.com's Annual Meeting of Stockholders to be held in 2003 must be received by net.com no later than March 6, 2003 in order to be included, if appropriate, in the Proxy Statement and Proxy relating to that Annual Meeting.

     In addition, pursuant to net.com's Bylaws, in order for any stockholder to propose any business (including nominations for Director) at an Annual Meeting, such stockholder is required to provide net.com with advance written notice at least 60 days prior to such meeting (no later than June 13, 2003 with respect to the Annual Meeting to be held August 12, 2003). The notice must contain certain information regarding such stockholder (and any nominee for Director), any arrangements between the stockholder and the nominee, and any other information regarding such nominee or each matter of business proposed by the stockholder that would be required to be disclosed in a Proxy Statement filed with the SEC for solicitations of Proxies to approve such proposed business.

     Any such proposals or notices should be directed to the attention of the Corporate Secretary, Network Equipment Technologies, Inc., 6900 Paseo Padre Parkway in Fremont, CA 94555-3660.

--------------------------------------------------------------------------------

                                 OTHER BUSINESS

--------------------------------------------------------------------------------

     The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying Proxy Card to vote the shares represented thereby on such matters in accordance with their best judgment.


                                         By Order of the Board of Directors,



                                         HUBERT A.J. WHYTE
July 8, 2002                             President and Chief Executive Officer